Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made as of the date set forth on the signature page below, by and between AmerisourceBergen Corporation (the “Company”) and Michael D. DiCandilo (the “Executive”).

WHEREAS, Executive formerly was employed as the Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, Executive and Company entered into an Amended and Restated Employment Agreement, dated November 24, 2008, as amended by letter agreement dated January 7, 2009 (the “Employment Agreement”) which provides for certain severance benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective March 30, 2012 (the “Date of Termination”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1.             (a)  Executive, for and in consideration of the commitments of the Company as set forth in Paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)           To the fullest extent permitted by law, and subject to the provisions of Paragraph 1(c) below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; (ii) Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

(c)           Nothing in this Agreement will be deemed to release the Company from (i) claims solely to enforce this Agreement, (ii) claims for indemnification under the Company’s By-Laws, or (iii) claims for payment or reimbursement pursuant to any employee benefit plan, policy or arrangement of the Company.  Furthermore, nothing in this Agreement prevents or prohibits Executive from (i) making a disclosure required by law, (ii) filing a claim with a government agency that is responsible for enforcing a law, or (iii) cooperating, participating or assisting in any government or regulatory entity investigations or proceedings (except as set forth in Paragraph 1(d) below).

(d)           To the extent allowed by applicable law, Executive also waives and/or releases any right to benefit from, profit from, voluntarily participate in, help or assist, either directly or indirectly, accept or obtain any relief from, or assign any right to any claim or action brought under the qui tam provisions of the Federal or any State False Claims Act.  Executive also acknowledges that he has not commenced such a claim or action or made a disclosure to any government agency under the qui tam provisions of the Federal or any State False Claims Act.  Executive further agrees and acknowledges that he is not aware of any violation of the Company’s legal obligations, including but not limited to any violation of the Sarbanes-Oxley Act, Federal or State False Claims Act, or any other legal obligation and he is satisfied that the Company did not violate any of its legal obligations.

2.             In consideration of the Company’s agreements as set forth in Paragraph 6 herein, Executive agrees to continue to be bound by the terms of Section 9 of the Employment Agreement and the provisions of Section 15 of the Company’s Equity Incentive Plan.

3.             Executive agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Executive in the future.

4.             Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.  The Company agrees that none of its officers, directors, employees, agents or representatives will disparage or subvert the Executive, or make any statement reflecting negatively on the Executive, including, but not limited to, any matters relating to the Executive’s performance or the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

5.             Not later than thirty (30) days following the Date of Termination, the Company shall pay to Executive his accrued base salary and accrued but unpaid vacation time through the Date of Termination that has not yet been paid and any unreimbursed employee business expenses incurred prior to the Date of Termination to the extent Executive has submitted a claim for such expenses not later than the fifteenth day following the Date of Termination.  Except as otherwise provided specifically in this Agreement, Executive acknowledges and agrees that: (i) any equity awards, including any options or restricted share or restricted share unit awards, made to the Executive by the Company shall be forfeited to the extent that any such award has not vested prior to the Date of Termination; and (ii) following the Date of Termination, he shall no longer be eligible to participate in and will not have any right to receive any benefit under any benefit plan, policy or program of the Company other than vested accrued benefits under the retirement plans and deferred compensation plans sponsored by the Company of which the Executive is a participant.

6.             Subject to Executive’s execution of this Agreement within 21 days after the Termination Date and non-revocation of this Agreement, and in consideration for Executive’s agreement as set forth herein (including, without limitation, the execution and non-revocation of this Agreement), and in full satisfaction of any and all obligations of the Company including, without limitation, under the Employment Agreement, the Company hereby agrees to make the following separation payments in connection with the Executive’s separation from service:

(a)           the Company shall continue to pay the Executive his current base salary (at the annual rate of $724,500.00) for the two year period commencing on the Date of Termination, which amounts shall be paid in installments over such two-year period pursuant to the Company’s normal payroll policy;

(b)           at the time that the Company pays annual bonuses for the fiscal year ending September 30, 2012 to associates of the Company (but in no event later than December 31, 2012), the Company shall make a lump sum payment to the Executive in the amount of $381,404.59, less all applicable tax withholding, which represents the pro-rata portion of 100% of the Executive’s target bonus for the Company’s fiscal year ending September 30, 2012;

(c)           for both the fiscal year ending September 30, 2012 and the fiscal year ending September 30, 2013, the Company shall make a lump sum payment to Executive in the amount of $899,610.67, less all applicable tax withholding, which represents the average of the annual bonuses paid by the Company to the Executive with respect to the Company’s 2009, 2010 and 2011 fiscal years, paid at the time that the Company pays annual bonuses for the fiscal years ending September 30, 2012 and September 30, 2013 to associates of the Company (but in no event later than December 31, 2012 and December 31, 2013, respectively);

(d)           for the 18-month period immediately following the Date of Termination (subject to earlier termination as described below), if the Executive elects to receive continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Executive shall be entitled to: (i) waiver by the Company of the COBRA premium costs of medical, prescription, dental and vision coverage, if any, under the Company’s group health plans (as in effect from time to time) for the Executive and, to the extent permitted under COBRA, the Executive’s spouse and eligible dependents, if any, for the first two calendar months of the eighteen month continuation period; and (ii) following the initial two-month period, the Executive shall be entitled to reimbursement from the Company for the COBRA premium costs of medical, prescription, dental and vision coverage, if any, under the Company’s group health plans for the Executive and, to the extent permitted under COBRA, the Executive’s spouse and eligible dependents, if any, with such reimbursement not to exceed the COBRA rates for such coverage; provided, however, that the Executive shall be required to submit to the Company reasonable evidence of payment of any such COBRA premiums in order to obtain reimbursement from the Company and the Executive may not submit any requests for reimbursement of such payments more than once per calendar month; and provided, further, that entitlement to reimbursement of any such payments shall immediately terminate upon the Executive becoming ineligible for coverage under COBRA for any reason prior to the end of such 18-month period.  If the Executive remains on COBRA coverage for the entire 18-month period in which he is entitled to reimbursement for the premiums associated with such coverage, the Company will make monthly payments to the Executive for the 6-month period immediately following the expiration of the 18-month COBRA period equal to the amount of premiums that the Company would have reimbursed the Executive had he been eligible to continued coverage under COBRA following the expiration of the 18-month COBRA period.  Notwithstanding anything to the contrary set forth above, the Company, in its sole discretion, may discontinue any coverage contemplated hereunder in the event that such continuation is not permitted under or would adversely affect the tax status of the plan or plans of the Company pursuant to which the coverage is provided, in which case the Company shall make supplemental severance payments to the Executive in monthly amounts equal to the amounts to which the Executive otherwise would have been entitled to reimbursement hereunder in respect of such coverage for the remainder of the period that the Company otherwise would have been obligated to make reimbursements hereunder to him;

(e)           the Executive shall receive reimbursement for executive level outplacement assistance up to $10,000; provided that any reimbursable expense must be incurred by the Executive no later than December 31, 2013; and

(f)            the Executive shall receive a lump sum payment of $11,500 (representing payment for tax and financial planning services), less applicable tax withholding, which amount shall be paid as soon as reasonably practicable following the date that this Agreement becomes irrevocable.

Notwithstanding anything herein to the contrary or otherwise, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to payments due to the Executive upon or following the Date of Termination, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Date of Termination will be deferred (without interest) and paid to the Executive in a lump sum immediately following that six month period.  This provision shall not be construed as preventing payments pursuant to this Paragraph 6 equal to an amount up to 2 times the lesser of (a) the Executive’s annualized compensation for the calendar year prior to the Date of Termination, and (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code, being paid to the Executive in the first six months following the Date of Termination.

7.             Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement.

8.             Executive acknowledges and agrees that the Company has satisfied, or pursuant to this Agreement hereby does satisfy, any and all obligations owed to Executive under the Employment Agreement and any other employment-related agreement or offer letter the Executive has with the Company and, further, that any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s employment or the terms of this Agreement.

9.             Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor.  Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law.  It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this

Agreement.

10.           Subject to Paragraph 1(d), nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s General Counsel; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

11.           Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company.  In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers.  As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

12.           The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

13.           Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

14.           Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

15.           This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

16.           Executive certifies and acknowledges as follows:

(a)           That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b)           That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c)           That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d)           That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e)           That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and

(f)            Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven day revocation period.  In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this 2nd day of April, 2012.

/s/ Michael D. DiCandilo
MICHAEL D. DiCANDILO

AMERISOURCEBERGEN CORPORATION

By:	/s/ Steven H. Collis

Name:	Steven H. Collis

Title:	President and Chief Executive Officer